Exhibit 99.3

IMAGE ENTERTAINMENT TERMINATES MERGER AGREEMENT WITH BTP

ACQUISITION COMPANY AND DEMANDS PROMPT PAYMENT OF $4.2 MILLION
BUSINESS INTERRUPTION FEE

Amends Shareholder Rights Plan

CHATSWORTH, Calif. – February 5, 2008 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it has delivered a notice of termination of its June 27, 2007 amended and restated merger agreement to BTP Acquisition Company, LLC, an affiliate of David Bergstein, and demanded the prompt payment of the $4.2 million business interruption fee required by the merger agreement. In addition, the parties have terminated the discussions that commenced on February 1, 2008.

In delivering the notice, Image Entertainment has requested that R2D2, LLC and its wholly owned subsidiary CT1 Holdings, LLC promptly pay Image Entertainment the $4.2 million business interruption fee pursuant to R2D2’s and CT1 Holdings’ guarantee of the $4.2 million fee. Image has instructed that the $3.0 million currently deposited in trust be released to Image and that BTP provide the remaining $1.2 million in cash. In its filings with the Securities & Exchange Commission, BTP identified R2D2 as its sole owner and David Bergstein and Ron Tutor as the sole owners of R2D2.

An Image Entertainment spokesman said: “The Image Entertainment Board of Directors has determined that the company is best served by terminating the merger agreement and the constraints it imposes on Image. Image granted numerous requests made by BTP to extend the closing date to allow BTP the time to finalize the required financing for the merger. We are very disappointed that despite Image’s willingness to close the merger and enormous patience, BTP was either unable or unwilling to finance the transaction. We remain committed to enhancing shareholder value and believe the immediate need is to move forward and focus our energies on our business. In addition, our termination of the merger agreement in no way affects our rights under the output distribution agreement, as specifically indicated and addressed in that agreement. Image remains in full compliance with the distribution agreement and intends to fully enforce its rights under that agreement.”

Image also announced that in order to protect the interests of its shareholders, it has amended its shareholder rights plan by decreasing the defined “Acquiring Person” threshold from 30 percent to 15 percent, subject to exceptions for certain existing shareholders.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements.  For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks.  The Company is headquartered in Chatsworth, California.  For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the proposed merger transaction described in this press release. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, changes in the retail DVD and entertainment industries, and our inability to effectively manage future growth from the CTI Holdings distribution agreement. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Image Contact:
Jeff M. Framer
818-407-9100 ext. 299
jframer@image-entertainment.com